Exhibit 99.1

Date:	May 1, 2025	NEWS RELEASE

Hubbell Incorporated 40 Waterview Drive Shelton, CT 06484 475-882-4000

HUBBELL REPORTS FIRST QUARTER 2025 RESULTS
•Q1 diluted EPS of $3.15; adjusted diluted EPS of $3.50
•Q1 net sales -2% (organic -0.6%; foreign exchange -0.6%; net M&A -1.2%)
•Q1 operating margin 17.5%; adjusted operating margin 19.3%
•2025 diluted EPS outlook of $15.95-16.45; Maintaining adj. diluted EPS of $17.35-$17.85
SHELTON, CT. (May 1, 2025) – Hubbell Incorporated (NYSE: HUBB) today reported operating results for the first quarter ended March 31, 2025.
“Our results in the first quarter were driven by continued strong operating performance in our Electrical Solutions segment and a return to organic growth in Grid Infrastructure, offset by anticipated softness in Grid Automation and the impact of higher cost inflation” said Gerben Bakker, Chairman, President and CEO.
Mr. Bakker continued, “Electrical Solutions organic growth of 5% was driven by strength in datacenter markets, as well as continued execution on our segment unification strategy to drive outgrowth through innovation and commercial alignment. Execution on this strategy also continued to drive operating margin expansion and adjusted operating profit growth in the quarter. In Utility Solutions, transmission and substation markets remained strong as utility customers invest to interconnect new sources of load and generation. Distribution markets improved sequentially, and orders were strong across each major Grid Infrastructure end market. As anticipated, Grid Automation sales were down double digits in the first quarter on challenging prior year comparisons. Operationally, while we continued to deliver favorable price realization and productivity across both segments, recent cost increases driven by raw material inflation and tariffs resulted in a net price/cost/productivity headwind in the first quarter.”

Mr. Bakker concluded, “Hubbell is uniquely positioned in attractive end markets with long-term growth tailwinds from grid modernization and electrification. We are seeing healthy end customer activity across utility and electrical markets, and we are confident in our ability to mitigate recent inflationary impacts through price and productivity initiatives.”
Certain terms used in this release, including “net debt”, “free cash flow”, “organic net sales”, “organic net sales growth”, “restructuring-related costs”, “Adjusted EBITDA”, and certain other “adjusted” measures, are defined under the section entitled “Non-GAAP Definitions.” See page 9 for more information.

FIRST QUARTER FINANCIAL HIGHLIGHTS
The comments and year-over-year comparisons in this segment review are based on first quarter results in 2025 and 2024.
Utility Solutions segment net sales in the first quarter of 2025 decreased 4% to $857 million compared to $894 million reported in the first quarter of 2024. Organic net sales decreased approximately 4% in the quarter. Grid Infrastructure net sales increased approximately 1% and Grid Automation net sales decreased approximately 15%. Segment operating income was $160 million, or 18.7% of net sales, in the first quarter of 2025 as compared to $158 million, or 17.6% of net sales in the same period of 2024. Segment adjusted operating income was $180 million, or 21.0% of net sales, in the first quarter of 2025 as compared to $195 million, or 21.8% of net sales in the prior year period. Changes in operating income and operating margin were primarily due to lower intangible asset amortization expense, favorable price realization and productivity, partially offset by raw material cost increases and tariffs as well as volume declines.
Electrical Solutions segment net sales in the first quarter of 2025 increased to $508 million compared to $505 million reported in the first quarter of 2024. Organic net sales increased 5% in the quarter, while a 2024 divestiture reduced segment net sales by 4%. Segment operating income was $79 million, or 15.5% of net sales in the first quarter of 2025, compared to $71 million, or 14.1% of net sales in the same period of 2024. Adjusted operating income was $84 million, or 16.5% of net sales, in the first quarter of 2025 as compared to $80 million, or 15.8% of net sales in the same period of the prior year. Changes in operating income and operating margin were driven primarily by volume growth, portfolio transformation and mix, and favorable price realization and productivity, partially offset by raw material cost increases and tariffs.
Adjusted diluted EPS in the first quarter 2025 excludes $0.34 of amortization of acquisition-related intangible assets and $0.01 of transaction, integration, and separation costs. Adjusted diluted EPS in the first quarter 2024 excluded $0.55 of amortization of acquisition-related intangible assets, a $0.22 loss on disposition of the residential lighting business, and $0.10 of transaction, integration, & separation costs.
Net cash provided by operating activities was $37 million in the first quarter of 2025 versus net cash provided by operating activities of $92 million in the 2024 period. Free cash flow was $11 million in the first quarter of 2025 versus $52 million in the comparable period of 2024.

SUMMARY & OUTLOOK
For the full year 2025, Hubbell anticipates diluted earnings per share ("EPS") in the range of $15.95-$16.45 and anticipates adjusted diluted earnings per share ("Adjusted EPS") in the range of $17.35-$17.85. Adjusted EPS excludes amortization of acquisition-related intangible assets, which the Company expects to be approximately $1.40 per share for the full year. The Company believes Adjusted EPS is a useful measure of underlying performance in light of our acquisition and divestiture strategy.
Hubbell anticipates full year 2025 total sales growth and organic net sales growth of 6-8%, inclusive of pricing actions in response to incremental cost inflation. The diluted EPS and Adjusted EPS ranges are based on an adjusted tax rate of 22.0% to 22.5% and include approximately $20 million of anticipated restructuring and related investment. The Company continues to expect full year 2025 free cash flow conversion of 90% or greater on adjusted net income.

CONFERENCE CALL
Hubbell will conduct an earnings conference call to discuss its first quarter 2025 financial results today, May 1, 2025 at 10:00 a.m. ET. A live audio of the conference call will be available and can be accessed by visiting Hubbell's "Investor Relations - Events/Presentations" section of www.hubbell.com. Audio replays will also be available at the conclusion of the call by visiting www.hubbell.com and selecting "Investors" from the options at the bottom of the page and then "Events/Presentations" from the drop-down menu.

FORWARD-LOOKING STATEMENTS
Certain statements contained herein may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements generally relate to our expectations and beliefs regarding our financial results, condition and outlook, projections of future performance, anticipated growth and end markets, changes in operating results, market conditions and economic conditions, expected capital resources, liquidity, financial performance, pension funding, results of operations, plans, strategies, opportunities, developments and productivity initiatives, competitive positioning, and trends in particular markets or industries. In addition, all statements set forth in the “Summary & Outlook” section above, as well as other statements that are not strictly historic in nature are forward-looking. These statements may be identified by the use of forward-looking words or phrases such as “believe”, “expect”, “anticipate”, “intend”, “depend”, “plan”, “estimated”, “predict”, “target”, “should”, “could”, “may”, “subject to”, “continues”, “growing”, “prospective”, “forecast”, “projected”, “purport”, “might”, “if”, “contemplate”, “potential”, “pending”, “target”, “goals”, “scheduled”, “will”, “will likely be”, and similar words and phrases. Such forward-looking statements are based on our current expectations and involve numerous assumptions, known and unknown risks, uncertainties and other factors which may cause actual and future performance or the Company’s achievements to be materially different from any future results, performance, or achievements expressed or implied by such forward-looking statements. Such factors include, but are not limited to: business conditions, geopolitical conditions (including the wars in Ukraine and the Middle East, as well as trade tensions with China) and changes in general economic conditions in particular industries, markets or geographic regions, and ongoing softness in the telecommunication markets and residential market of Electrical Solutions, as well as the potential for a significant economic slowdown, macro-economic effect of the U.S. government federal deficit, continued inflation, stagflation or recession, higher interest rates, and higher energy costs; our ability to offset increases in material and non-material costs through price recovery and volume growth; effects of unfavorable foreign currency exchange rates and the potential use of hedging instruments to hedge the exposure to fluctuating rates of foreign currency exchange on inventory purchases; the outcome of contingencies or costs compared to amounts provided for such contingencies, including those with respect to pension withdrawal liabilities; achieving sales levels to meet revenue expectations; unexpected costs or charges, certain of which may be outside the Company’s control; the effects of trade tariffs, import quotas and other trade restrictions or actions taken by the United States, Mexico, the United Kingdom, member states of the European Union, and other countries, including changes in U.S. trade policies that may be made by the current or a future presidential administration and changes in trade policies in other countries made in response to changes in U.S. trade policies; failure to achieve projected levels of efficiencies, cost savings and cost reduction measures, including those expected as a result of our lean initiatives and strategic sourcing plans, regulatory issues, changes in tax laws and policies, including changes in current U.S. income tax rates, multijurisdictional implementation of the Organisation for Economic Co-operation and Development’s comprehensive base erosion and profit shifting plan, or changes in geographic profit mix affecting tax rates and availability of tax incentives; the impact of and ability to fully manage and integrate acquired businesses, including the acquisitions of Northern Star Holdings, Inc. (the Systems Control business) and Alliance USAcqCo2, Inc., a Delaware corporation (the Ventev business) as well as the failure to realize expected synergies and benefits anticipated when we make an acquisition due to potential adverse reactions or changes to business or employee relationships resulting from completion of the transaction, competitive responses to the transaction, the possibility that the anticipated benefits of the transaction are not realized when expected or at all, including as a result of the impact of, or problems arising from, the integration of the acquired business, diversion of management’s attention from ongoing business operations and opportunities, and litigation relating to the transaction; the impact of certain divestitures, including the benefits and costs of the sale of the residential lighting business; the ability to effectively develop and introduce new products, expand into new markets and deploy capital; and other factors described in our Securities and Exchange Commission filings, including in the “Business”, “Risk Factors”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, “Forward-Looking Statements” and “Quantitative and Qualitative Disclosures about Market Risk” sections in the Annual Report on Form 10-K for the year ended December 31, 2024.

About the Company
Hubbell Incorporated is a leading manufacturer of utility and electrical solutions enabling customers to operate critical infrastructure safely, reliably and efficiently. With 2024 revenues of $5.6 billion, Hubbell solutions electrify economies and energize communities. The corporate headquarters is located in Shelton, CT.

Contact:

Dan Innamorato
Hubbell Incorporated
40 Waterview Drive
P.O. Box 1000
Shelton, CT 06484
(475) 882-4000

#######

NON-GAAP DEFINITIONS
References to "adjusted" operating measures exclude the impact of certain costs, gains or losses. Management believes these adjusted operating measures provide useful information regarding our underlying performance from period to period and an understanding of our results of operations without regard to items we do not consider a component of our core operating performance. Adjusted operating measures are non-GAAP measures, and include adjusted operating income, adjusted operating margin, adjusted net income attributed to Hubbell Incorporated, adjusted net income available to common shareholders, adjusted earnings per diluted share, and Adjusted EBITDA. These non-GAAP measures exclude, where applicable:
•Amortization of all intangible assets associated with our business acquisitions, including inventory step-up amortization associated with those acquisitions. The intangible assets associated with our business acquisitions arise from the allocation of the purchase price using the acquisition method of accounting in accordance with Accounting Standards Codification 805, “Business Combinations.” These assets consist primarily of customer relationships, developed technology, trademarks and tradenames, and patents, as reported in Note 7—Goodwill and Other Intangible Assets, under the heading “Total Definite-Lived Intangibles,” within the Company’s audited consolidated financial statements set forth in its Annual Report on Form 10-K for Fiscal Year Ended December 31, 2024. The Company excludes these non-cash expenses because we believe it (i) enhances management’s and investors’ ability to analyze underlying business performance, (ii) facilitates comparisons of our financial results over multiple periods, and (iii) provides more relevant comparisons of our results with the results of other companies as the amortization expense associated with these assets may fluctuate significantly from period to period based on the timing, size, nature, and number of acquisitions. Although we exclude amortization of these acquired intangible assets and inventory step-up from our non-GAAP results, we believe that it is important for investors to understand that revenue generated, in part, from such intangibles is included within revenue in determining adjusted net income attributable to Hubbell Incorporated.
•Transaction, integration, and separation costs associated with our business acquisitions and divestitures. The effects that acquisitions and divestitures may have on our results fluctuate significantly based on the timing, size, and number of transactions, and therefore results in significant volatility in the costs to complete transactions and integrate or separate the businesses. The size of acquisition and divestiture actions taken by the Company in the fourth quarter of 2023 has resulted in a significant increase in these costs, and as a result we believe excluding costs, relating to these fourth quarter transactions provides useful and more comparative information to investors to better assess our operating performance.
•Gains or losses from the disposition of a business. The Company excludes these gains or losses because we believe it enhances management's and investors' ability to analyze underlying business performance and facilitates comparisons of our financial results over multiple periods. In the first quarter of 2024 the Company recognized a $5.3 million pre-tax loss on the disposition of the residential lighting business.
•The income tax effect directly related to the disposition of the residential lighting business. In the first quarter of 2024 the Company recognized $6.8 million of income tax expense on the sale of the residential lighting business, primarily driven by differences between book and tax basis in goodwill.
•Income tax effects of the above adjustments, which are calculated using the statutory tax rate, taking into consideration the nature of the item and the relevant taxing jurisdiction, unless otherwise noted.

Adjusted EBITDA is a non-GAAP measure that excludes the items noted above and also excludes the Other income (expense), net, Interest expense, net, and Provision for income taxes captions of the Condensed Consolidated Statement of Income, as well as depreciation and amortization expense.
Net debt (defined as total debt less cash and investments) to total capital is a non-GAAP measure that we believe is a useful measure for evaluating the Company's financial leverage and the ability to meet its funding needs.
Free cash flow is a non-GAAP measure that we believe provides useful information regarding the Company's ability to generate cash without reliance on external financing. In addition, management uses free cash flow to evaluate the resources available for investments in the business, strategic acquisitions and further strengthening the balance sheet.
In connection with our restructuring and related actions, we have incurred restructuring costs as defined by U.S. GAAP, which are primarily severance and employee benefits, asset impairments, accelerated depreciation, as well as facility closure, contract termination and certain pension costs that are directly related to restructuring actions. We also incur restructuring-related costs, which are costs associated with our business transformation initiatives, including the consolidation of back-office functions and streamlining our processes, and certain other costs and gains associated with restructuring actions. We refer to these costs on a combined basis as "restructuring and related costs", which is a non-GAAP measure.
Organic net sales, a non-GAAP measure, represents net sales according to U.S. GAAP, less net sales from acquisitions and divestitures during the first twelve months of ownership or divestiture, respectively, less the effect of fluctuations in net sales from foreign currency exchange. The period-over-period effect of fluctuations in net sales from foreign currency exchange is calculated as the difference between local currency net sales of the prior period translated at the current period exchange rate as compared to the same local currency net sales translated at the prior period exchange rate. We believe this measure provides management and investors with a more complete understanding of underlying operating results and trends of established, ongoing operations by excluding the effect of acquisitions, dispositions and foreign currency, as these activities can obscure underlying trends. When comparing net sales growth between periods excluding the effects of acquisitions, business dispositions and currency exchange rates, those effects are different when comparing results for different periods. For example, because net sales from acquisitions are considered inorganic from the date we complete an acquisition through the end of the first year following the acquisition, net sales from such acquisition are reflected as organic net sales thereafter.

There are limitations to the use of non-GAAP measures. Non-GAAP measures do not present complete financial results. We compensate for this limitation by providing a reconciliation between our non-GAAP financial measures and the respective most directly comparable financial measure calculated and presented in accordance with GAAP. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies’ non-GAAP financial measures having the same or similar names. These financial measures should not be considered in isolation from, as substitutes for, or alternative measures of, reported GAAP financial results, and should be viewed in conjunction with the most comparable GAAP financial measures and the provided reconciliations thereto. We believe, however, that these non-GAAP financial measures, when viewed together with our GAAP results and related reconciliations, provide a more complete understanding of our business. We strongly encourage investors to review our consolidated financial statements and publicly filed reports in their entirety and not rely on any single financial measure.
Reconciliations of each of these non-GAAP measures to the most directly comparable GAAP measure can be found in the tables below. When we provide our expectations for organic net sales, adjusted effective tax rate, adjusted diluted EPS and free cash flow on a forward-looking basis, a reconciliation of the differences between the non-GAAP expectations and the corresponding GAAP measures (expected net sales, effective tax rate, diluted EPS and net cash flows provided by operating activities) generally is not available without unreasonable effort due to potentially high variability, complexity and low visibility as to the items that would be excluded from the GAAP measure in the relevant future period, such as unusual gains and losses, fluctuations in foreign currency exchange rates, the impact and timing of potential acquisitions and divestitures, certain financing costs, and other structural changes or their probable significance. The variability of the excluded items may have a significant, and potentially unpredictable, impact on our future GAAP results.

HUBBELL INCORPORATED
Condensed Consolidated Statement of Income
(unaudited)
(in millions, except per share amounts)

	Three Months Ended March 31,
	2025	2024
Net sales	$1,365.2	$1,399.1
Cost of goods sold	914.0	951.4
Gross profit	451.2	447.7
Selling & administrative expenses	212.2	219.2
Operating income	239.0	228.5
Operating income as a % of Net sales	17.5%	16.3%
Loss on disposition of business	—	(5.3)
Interest expense, net	(13.8)	(21.1)
Other expense, net	(5.3)	(0.7)
Total other expense, net	(19.1)	(27.1)
Income before income taxes	219.9	201.4
Provision for income taxes	48.9	52.3
Net income	171.0	149.1
Less: Net income attributable to noncontrolling interest	(1.3)	(1.3)
Net income attributable to Hubbell Incorporated	$169.7	$147.8

Earnings Per Share:
Basic earnings per share	$3.16	$2.75
Diluted earnings per share	$3.15	$2.73

HUBBELL INCORPORATED
Condensed Consolidated Balance Sheet
(unaudited)
(in millions)

	March 31, 2025	December 31, 2024
ASSETS
Cash and cash equivalents	$346.9	$329.1
Short-term investments	13.4	15.9
Accounts receivable (net of allowances of $12.1 and $11.3)	902.0	756.0
Inventories, net	848.7	841.8
Other current assets	150.8	146.5
TOTAL CURRENT ASSETS	2,261.8	2,089.3
Property, plant and equipment, net	734.4	726.6
Investments	86.9	84.9
Goodwill	2,548.8	2,500.8
Other intangible assets, net	1,090.8	1,080.0
Other long-term assets	199.4	197.5
TOTAL ASSETS	$6,922.1	$6,679.1
LIABILITIES AND EQUITY
Short-term debt and current portion of long-term debt	$816.1	$125.4
Accounts payable	545.8	541.7
Accrued salaries, wages and employee benefits	71.2	145.7
Accrued insurance	83.9	89.0
Other accrued liabilities	421.3	372.4
TOTAL CURRENT LIABILITIES	1,938.3	1,274.2
Long-term debt	1,044.0	1,442.7
Other non-current liabilities	667.6	679.5
TOTAL LIABILITIES	3,649.9	3,396.4
Hubbell Incorporated Shareholders' Equity	3,261.4	3,268.3
Noncontrolling interest	10.8	14.4
TOTAL EQUITY	3,272.2	3,282.7
TOTAL LIABILITIES AND EQUITY	$6,922.1	$6,679.1

HUBBELL INCORPORATED
Condensed Consolidated Statement of Cash Flows
(unaudited)
(in millions)

	Three Months Ended March 31,
	2025	2024
Cash Flows From Operating Activities
Net income attributable to Hubbell	$169.7	$147.8
Depreciation and amortization	46.7	59.9
Deferred income taxes	0.6	19.1
Stock-based compensation expense	14.4	12.8
Loss on disposition of business	—	5.3
Loss on sale of assets	0.2	0.2
Changes in assets and liabilities, net of acquisitions
Accounts receivable, net	(142.7)	(84.8)
Inventories, net	(0.7)	(22.7)
Accounts payable	(1.1)	38.8
Current liabilities	(20.6)	(92.9)
Other assets and liabilities, net	(11.1)	9.2
Contributions to defined benefit pension plans	(20.0)	—
Other, net	2.0	(0.5)
Net cash provided by operating activities	37.4	92.2
Cash Flows From Investing Activities
Capital expenditures	(26.0)	(40.3)
Acquisition of businesses, net of cash acquired	(73.3)	—
Proceeds from disposal of business, net of cash	—	122.9
Purchases of available-for-sale investments	(3.9)	—
Proceeds from sales of available-for-sale investments	3.9	5.4
Other, net	—	0.6
Net cash (used in) provided by investing activities	(99.3)	88.6
Cash Flows From Financing Activities
Payment of long-term debt	—	(125.0)
Borrowing of short-term debt, net	291.3	98.4
Payment of dividends	(70.7)	(65.5)
Repurchase of common shares	(125.0)	(10.0)
Other, net	(20.6)	(23.2)
Net cash provided by (used in) financing activities	75.0	(125.3)
Effect of foreign exchange rate changes on cash and cash equivalents	4.1	(3.5)
Increase in cash, cash equivalents and restricted cash	17.2	52.0
Cash and cash equivalents, beginning of year	329.1	336.1
Restricted cash, included in other assets, beginning of year	2.5	3.2
Less: Restricted cash, included in other assets	1.9	3.1
Cash and cash equivalents, end of quarter	$346.9	$388.2

HUBBELL INCORPORATED
Earnings Per Share
(unaudited)
(in millions, except per share amounts)

	Three Months Ended March 31,
	2025	2024	Change
Net income attributable to Hubbell (GAAP measure)	$169.7	$147.8	15%
Amortization of acquisition-related intangible assets	24.5	39.4
Transaction, integration & separation costs	0.4	7.3
Loss on disposition of business	—	5.3
Subtotal	$194.6	$199.8
Income tax effects	6.0	4.6
Adjusted net income	$188.6	$195.2	(3)%

Numerator:
Net income attributable to Hubbell (GAAP measure)	$169.7	$147.8
Less: Earnings allocated to participating securities	(0.3)	(0.3)
Net income available to common shareholders (GAAP measure) [a]	$169.4	$147.5	15%

Adjusted net income	$188.6	$195.2
Less: Earnings allocated to participating securities	(0.3)	(0.4)
Adjusted net income available to common shareholders [b]	$188.3	$194.8	(3)%

Denominator:
Average number of common shares outstanding [c]	53.5	53.7
Potential dilutive shares	0.3	0.3
Average number of diluted shares outstanding [d]	53.8	54.0

Earnings per share (GAAP measure):
Basic [a] / [c]	$3.16	$2.75
Diluted [a] / [d]	$3.15	$2.73	15%

Adjusted earnings per diluted share [b] / [d]	$3.50	$3.60	(3)%

HUBBELL INCORPORATED
Segment Information
(unaudited)
(in millions)

Hubbell Incorporated	Three Months Ended March 31,
	2025	2024	Change
Net Sales [a]	$1,365.2	$1,399.1	(2)%

Operating Income
GAAP measure [b]	$239.0	$228.5	5%
Amortization of acquisition-related intangible assets	24.5	39.4
Transaction, integration & separation costs	0.4	7.3
Adjusted operating income [c]	$263.9	$275.2	(4)%

Operating margin
GAAP measure [b] / [a]	17.5%	16.3%	+120 bps
Adjusted operating margin [c] / [a]	19.3%	19.7%	-40 bps

Utility Solutions	Three Months Ended March 31,
	2025	2024	Change
Net Sales [a]	$857.1	$894.0	(4)%

Operating Income
GAAP measure [b]	$160.0	$157.5	2%
Amortization of acquisition-related intangible assets	19.8	35.2
Transaction, integration & separation costs	0.1	2.5
Adjusted operating income [c]	$179.9	$195.2	(8)%

Operating margin
GAAP measure [b] / [a]	18.7%	17.6%	+110 bps
Adjusted operating margin [c] / [a]	21.0%	21.8%	-80 bps

Electrical Solutions	Three Months Ended March 31,
	2025	2024	Change
Net Sales [a]	$508.1	$505.1	1%

Operating Income
GAAP measure [b]	$79.0	$71.0	11%
Amortization of acquisition-related intangible assets	4.7	4.2
Transaction, integration & separation costs	0.3	4.8
Adjusted operating income [c]	$84.0	$80.0	5%

Operating margin
GAAP measure [b] / [a]	15.5%	14.1%	+140 bps
Adjusted operating margin [c] / [a]	16.5%	15.8%	+70 bps

HUBBELL INCORPORATED
Organic Net Sales Growth
(unaudited)
(in millions and percentage change)

Hubbell Incorporated	Three Months Ended March 31,
	2025	Inc/(Dec)%	2024	Inc/(Dec)%
Net sales growth (decline) (GAAP measure)	$(33.9)	(2.4)	$113.7	8.8
Impact of acquisitions	4.5	0.3	108.5	8.4
Impact of divestitures	(21.1)	(1.5)	(28.1)	(2.2)
Foreign currency exchange	(8.6)	(0.6)	3.2	0.3
Organic net sales growth (decline) (non-GAAP measure)	$(8.7)	(0.6)	$30.1	2.3

Utility Solutions	Three Months Ended March 31,
	2025	Inc/(Dec)%	2024	Inc/(Dec)%
Net sales growth (decline) (GAAP measure)	$(36.9)	(4.2)	$112.4	14.4
Impact of acquisitions	—	—	108.5	13.9
Impact of divestitures	—	—	—	—
Foreign currency exchange	(4.2)	(0.5)	1.3	0.2
Organic net sales growth (decline) (non-GAAP measure)	$(32.7)	(3.7)	$2.6	0.3

Electrical Solutions	Three Months Ended March 31,
	2025	Inc/(Dec)%	2024	Inc/(Dec)%
Net sales growth (GAAP measure)	$3.0	0.6	$1.3	0.3
Impact of acquisitions	4.5	0.9	—	—
Impact of divestitures	(21.1)	(4.2)	(28.1)	(5.6)
Foreign currency exchange	(4.4)	(0.9)	1.9	0.4
Organic net sales growth (non-GAAP measure)	$24.0	4.8	$27.5	5.5

HUBBELL INCORPORATED
Adjusted EBITDA
(unaudited)
(in millions)

	Three Months Ended March 31,
	2025	2024	Change
Net income	$171.0	$149.1	15%
Provision for income taxes	48.9	52.3
Interest expense, net	13.8	21.1
Other expense, net	5.3	0.7
Depreciation and amortization	46.7	59.9
Loss on disposition of business	—	5.3
Subtotal	114.7	139.3
Adjusted EBITDA	$285.7	$288.4	(1)%

HUBBELL INCORPORATED
Restructuring and Related Costs Included in Consolidated Results
(unaudited)
(in millions, except per share amounts)

	Three Months Ended March 31,
	2025	2024	2025	2024	2025	2024
	Costs of goods sold		S&A expense		Total
Restructuring costs (GAAP Measure)	$1.6	$4.4	$0.1	$0.8	$1.7	$5.2
Restructuring related costs	1.3	0.7	0.5	0.6	1.8	1.3
Restructuring and related costs (non-GAAP measure)	$2.9	$5.1	$0.6	$1.4	$3.5	$6.5

	Three Months Ended March 31,
	2025	2024
Restructuring and related costs included in Cost of goods sold (non-GAAP measure)
Utility Solutions	$1.4	$1.5
Electrical Solutions	1.5	3.6
Total	$2.9	$5.1
Restructuring and related costs included in Selling & administrative expenses (non-GAAP measure)
Utility Solutions	$0.1	$0.5
Electrical Solutions	0.5	0.9
Total	$0.6	$1.4

Impact on Income before income taxes (non-GAAP measure)	$3.5	$6.5
Impact on Net income available to Hubbell common shareholders (non-GAAP measure)	2.7	4.9
Impact on Diluted earnings per share (non-GAAP measure)	$0.05	$0.09

HUBBELL INCORPORATED
Additional Non-GAAP Financial Measures
(unaudited)
(in millions)
Ratios of Total Debt to Total Capital and Net Debt to Total Capital

	March 31, 2025	December 31, 2024
Total Debt (GAAP measure)	$1,860.1	$1,568.1
Total Hubbell Shareholders’ Equity	3,261.4	3,268.3
Total Capital	$5,121.5	$4,836.4
Total Debt to Total Capital (GAAP measure)	36%	32%
Less: Cash and Investments	$447.2	$429.9
Net Debt (non-GAAP measure)	$1,412.9	$1,138.2
Net Debt to Total Capital (non-GAAP measure)	28%	24%

Free Cash Flow Reconciliation
Free Cash Flow Reconciliation Flow Reconciliation

	Three Months Ended March 31,
	2025	2024
Net cash provided by operating activities (GAAP measure)	$37.4	$92.2
Less: Capital expenditures	(26.0)	(40.3)
Free cash flow (non-GAAP measure)	$11.4	$51.9